EXHIBIT 21.1

Entity Jurisdictions & Type

Entity Name	Jurisdiction and Type
CC Michigan, LLC	a Delaware limited liability company
CC New England, LLC	a Delaware limited liability company
CC V Holdings Finance, Inc.	a Delaware corporation
CC VIII Fiberlink, LLC	a Delaware limited liability company
CC VIII Holdings, LLC	a Delaware limited liability company
CC VIII Operating, LLC	a Delaware limited liability company
CC VIII Purchasing, LLC	a Delaware limited liability company
CC VIII, LLC	a Delaware limited liability company
CCV.com, LLC	a Delaware limited liability company
Charter Communications V, LLC	a Delaware limited liability company
Charter Telephone of Minnesota, LLC	a Delaware limited liability company
Charter Video Electronics, Inc.	a Minnesota corporation
Hometown TV, Inc.	a New York corporation
Midwest Cable Communications, Inc.	a Minnesota corporation